Prospectus Supplement                         Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 22, 2005)          Registration No. 333-123862



                AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

       $250,000,000 of 5.25% Contingent Convertible Senior Notes due 2024

   $10,000,000 of Series B 5.25% Contingent Convertible Senior Notes due 2024

                                      and

          Shares of Common Stock Issuable Upon Conversion of the Notes


         This prospectus supplement supplements the prospectus dated April 22, 2005, as supplemented by the prospectus supplements dated May 2, 2005, May 11, 2005, May 25, 2005, June 8, 2005, July 1, 2005, July 22, 2005, August 23, 2005,
September 13, 2005, October 4, 2005 and November 9, 2005, relating to the resale by certain of our securityholders of up to $250,000,000 of our 5.25% Contingent Convertible Senior Notes due 2024, $10,000,000 of our Series B 5.25% Contingent Convertible Senior Notes due 2024 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The information appearing under the heading "Selling Securityholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:


                                                   Aggregate         Percentage of     Number of Shares
                                                   Principal      Aggregate Principal   of Common Stock
                                                Amount of Notes     Amount of Notes       That May Be     Percentage of Common
Name                                           That May Be Sold      Outstanding            Sold(1)       Stock Outstanding(2)
                                               ----------------   -------------------  -----------------  --------------------
BP Amoco PLC Master Trust...................       1,287,000             *                  88,942                 *
Hotel Union & Hotel Industry of Hawaii
   Pension Plan Master Trust................         224,000             *                  15,480                 *
The City of Southfield Fire & Police
   Retirement System........................          45,000             *                   3,109                 *
Viacom Inc. Pension Plan Master Trust.......          55,000             *                   3,800                 *

_______________

* Represents less than 1%.

(1)  Assumes conversion of all of the holder's notes at a conversion rate of
     69.1085 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, as amended, using 38,375,157 shares of common stock outstanding as of February 28, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

   Investing in the notes and our common stock issuable upon their conversion involves risks. See "Risk Factors" beginning on page 7 of the prospectus.




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          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.
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          The date of this prospectus supplement is December 2, 2005.